Exhibit 99.1

Hyperscale Data, Inc. Announces Preliminary Q1 2026 Revenue of $43 Million to $45 Million, Reflecting Approximately 72% to 80% Year-Over-Year Growth

LAS VEGAS--(PR NEWSWIRE) – April 7, 2026 – Hyperscale Data, Inc. (NYSE American: GPUS), an artificial intelligence (“AI”) data center company anchored by Bitcoin (“Hyperscale Data” or the “Company”), today announced preliminary, unaudited consolidated revenue for the first quarter ended March 31, 2026.

The Company expects to report consolidated revenue in the range of approximately $43 million to $45 million for the first quarter of 2026, representing an increase of approximately 72% to 80% compared to revenue of approximately $25.0 million for the first quarter of 2025.

The anticipated increase in revenue was driven by the Company’s Gresham Worldwide, Inc. (“Gresham”) and Ault Lending, LLC (“Ault Lending”) subsidiaries. The current quarter includes approximately $10 million of revenue attributable to Gresham following its emergence from bankruptcy in the fourth quarter of 2025, which was not included in the prior year comparable period. Additionally, the Company expects to generate approximately $10 million of high-margin revenue from its Ault Lending business during the quarter, further enhancing overall profitability and reinforcing the Company’s strategic focus on capital-efficient revenue sources.

William B. Horne, Chief Executive Officer of Hyperscale Data, commented, “Our preliminary first quarter results reflect strong execution across our diversified platform, with meaningful contributions from the reemergence of Gresham and continued strength in Ault Lending. We are particularly encouraged by the growth in higher-margin revenue streams, which we believe positions us well to drive improved profitability going forward. As we continue to build out our AI infrastructure capabilities, we expect these initiatives to become a more meaningful contributor in future periods.”

The preliminary financial results presented in this press release are based on the Company’s current expectations and may be adjusted as part of the completion of its quarterly financial closing procedures. The Company expects to report its full financial results for the first quarter of 2026 in May 2026. Revenues from Ault Lending’s trading activities include net gains on equity securities, including unrealized gains and losses from market price changes. These gains and losses have caused, and will continue to cause, significant volatility in periodic earnings relating to such reporting segment.

For more information on Hyperscale Data and its subsidiaries, Hyperscale Data recommends that stockholders, investors and any other interested parties read Hyperscale Data’s public filings and press releases available under the Investor Relations section at hyperscaledata.com or available at www.sec.gov.

About Hyperscale Data, Inc.

Through its wholly owned subsidiary Sentinum, Inc., Hyperscale Data owns and operates a data center at which it mines digital assets and offers colocation and hosting services for the emerging AI ecosystems and other industries. Hyperscale Data’s other wholly owned subsidiary, Ault Capital Group, Inc. (“ACG”), is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact.

Hyperscale Data currently expects the divestiture of ACG (the “Divestiture”) to occur in the second quarter of 2027. Upon the occurrence of the Divestiture, the Company would be an owner and operator of data centers to support high-performance computing services, as well as a holder of the digital assets. Until the Divestiture occurs, the Company will continue to provide, through ACG and its wholly and majority-owned subsidiaries and strategic investments, mission-critical products that support a diverse range of industries, including an AI software platform, social gaming platform, equipment rental services, defense/aerospace, industrial, automotive, medical/biopharma and hotel operations. In addition, ACG is actively engaged in private credit and structured finance through a licensed lending subsidiary. Hyperscale Data’s headquarters are located at 11411 Southern Highlands Parkway, Suite 190, Las Vegas, NV 89141.

On December 23, 2024, the Company issued one million (1,000,000) shares of a newly designated Series F Exchangeable Preferred Stock (the “Series F Preferred Stock”) to all common stockholders and holders of the Series C Preferred Stock on an as-converted basis. The Divestiture will occur through the voluntary exchange of the Series F Preferred Stock for shares of Class A Common Stock and Class B Common Stock of ACG (collectively, the “ACG Shares”). The Company reminds its stockholders that only those holders of the Series F Preferred Stock who agree to surrender such shares, and do not properly withdraw such surrender, in the exchange offer through which the Divestiture will occur, will be entitled to receive the ACG Shares and consequently be shareholders of ACG upon the occurrence of the Divestiture.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at hyperscaledata.com.

Hyperscale Data Investor Contact:

IR@hyperscaledata.com or 1-888-753-2235